Exhibit 10.12

Amended and Restated Business Operation Agreement

This amended and restated Business Operation Agreement (this “Agreement”) is made by the following parties in Beijing on January 30, 2013:

(1)	Beijing QIYI Century Science & Technology Co., Ltd. (“Party A”)

Address: Floor 10 & 11, 2 Haidian North First Street, Haidian District, Beijing

(2)	Beijing iQIYI Science & Technology Co., Ltd. (“Party B”)

Address: Room 1101, 2 Haidian North First Street, Haidian District, Beijing

(3)	GENG Xiaohua (“Party C”)

Address: ******

Whereas,

1.	Party A is a wholly foreign owned enterprise duly established and validly existing according to the laws of the People’s Republic of China (“China”), who has the expertise and practicing experience in computer software development and design, and has rich experience and professional personnel in IT technology and service;

2.	Party B is a limited liability company incorporated and validly existing in China;

3.	Party C is the shareholder of Party B, and holds 100% equity in Party B;

4.	Party A and Party B have established business relationship through execution of the Exclusive Technology Consulting and Service Agreement (“Service Agreement”), the Business Cooperation Agreement, the Software Licensing Agreement, the Trademark Licensing Agreement and other agreements;

5.	According to the abovementioned agreements entered into by Party A and Party B, Party B shall pay certain price to Party A, and Party B’s daily operation will have material effect on its ability to pay the price to Party A.

Therefore, the Parties reach the following agreement for their observation upon consensus through negotiation:

1.	Party A agrees that subject to that Party B complies with the following provisions hereof, it will guarantee Party B’s performance of any contract, agreement or transaction entered into by Party B and any third party with respect to Party B’s business operation, and to provide full security for Party B’s performance of such contract, agreement or transaction. As counter-security, Party B agrees to pledge the accounts receivable in its operation and mortgage the company’s assets in favor of Party A. Party B needs to obtain registration of the above pledge or mortgage only when Party A so requests in writing. According to the above performance security arrangement, when necessary Party A is willing to act as the performance guarantor for Party B and enter into written security contract(s) with the counterparties of Party B to assume the liability of security. In this regard, Party B and Party C will take all the necessary actions (including but not limited to execution of relevant documents and obtaining of relevant registrations) to implement the counter-security arrangement for Party A.

2.	To ensure performance of various business agreements between Party A and Party B, and payment of any amount owed by Party B to Party A, Party B and its shareholder, Party C, hereby agree to accept the advice, suggestion and guideline provided by Party A from time to time with respect to employment or dismissal of Party B’s employees, the company’s daily operation and management and the company’s financial management system.

3.	If any agreement between Party A and Party B terminates or expires, Party A has the right (but not have the obligation) to terminate all agreements between Party A and Party B.

4.	Any amendment or supplementation to this Agreement shall be made in writing. The amendment and supplementation to this Agreement duly signed by the Parties are an integral part hereof, and have the same legal force as this Agreement.

5.	If any provision hereof is invalid or unenforceable for violation of any laws, it will be deemed invalid only to the extent of jurisdiction of such relevant laws, and will not affect or impair the legal force of other provisions hereof.

6.	Party B and Party C may not transfer any rights or obligations hereunder to any third party without Party A’s prior written consent. Party B and Party C hereby agree that Party A may transfer its rights or obligations hereunder to any third party when necessary. Party A only needs to send a written notice to Party B when such transfer occurs, and is not required to obtain consent of Party B or Party C.

7.	The Parties acknowledge and confirm that any oral or written information communicated with each other regarding this Agreement is confidential information. The Parties shall keep such information confidential, and may not disclose such information to any third party without written consents of the other Party, except (a) any information that has been known or will be known to the public (not through any disclosure of the receiving Party to the public); (b) any information disclosed according to the requirements of applicable laws and stock exchange rules; or (c) any information disclosed to either Party’s legal or financial consultant with respect to the transaction contemplated hereunder, who is required to perform similar obligation of confidentiality to those specified herein. Any disclosure by any employee or engaged institution of either Party shall be deemed disclosure by such Party, and such Party shall assume the liability for breach of contract according to this Agreement. This Article 7 shall survive the invalidity, rescission, termination or unenforceability of this Agreement for whatever reasons.

8.	This Agreement shall be governed by and interpreted according to the laws of China.

9.	Any dispute arising from interpretation or performance hereof shall be resolved by the Parties through negotiation in good faith. If negotiation fails, either Party may submit the dispute to China International Economic and Trade Arbitration Commission to arbitrate according to the arbitration rules of the Commission then in effect. The place arbitration shall be Beijing; the language used shall be Chinese. The arbitration award shall be final and shall have binding force upon both Parties.

10.	This Agreement is executed by the authorized representatives of the Parties and effective on the date first written above.

11.	This Agreement once effective shall constitute the entire agreement and understanding between the Parties with respect to the subject matter hereof, and shall replace the prior oral and written agreements and understanding between the Parties with respect to the subject matter hereof.

12.	This Agreement shall remain effective for ten (10) years, unless it is early terminated according hereto or according other relevant agreement entered into between the Parties. This Agreement may be renewed only upon Party A’s written confirmation before it expires. The renewed period shall be decided by Party A unilaterally in writing. If during the above periods the business period of Party A or Party B (including any extension) expires or terminates for other reason, this Agreement shall terminate simultaneously, unless any Party hereto has transferred its rights and obligations under Article 9 hereof.

13.	This Agreement shall terminate when it expires unless it is renewed according to its terms. Party B may not terminate this Agreement early during the term hereof. Notwithstanding the above provisions, Party A has the right to send a 30-day written notice to Party B at any time to terminate this Agreement.

This Agreement is made in three counterparts, and each Party holds one. All counterparts have equal legal force.

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[Signature Page]

IN WITNESS WHEREOF, the Parties have signed or caused this Agreement to be signed by their respective legal or authorized representatives on the first date written above.

Party A: Beijing QIYI Century Science &Technology Co., Ltd.

[Company seal is affixed]

Legal/Authorized Representative: /s/ Gong Yu

Party B: Beijing iQIYI Science & Technology Co., Ltd.

[Company seal is affixed]

Legal / Authorized Representative: /s/ Geng Xiaohua

Party C: Geng Xiaohua

By:     /s/ Geng Xiaohua